Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Ferrellgas, L.P. and Ferrellgas Finance Corp. of:

•                  our report dated October 1, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Ferrellgas, L.P., appearing in the Annual Report on Form 10-K of Ferrellgas, L.P. for the year ended July 31, 2013; and

•                  our report dated October 1, 2012, relating to the financial statements of Ferrellgas Finance Corp., appearing in the Annual Report on Form 10-K of Ferrellgas Finance Corp. for the year ended July 31, 2013; and

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
July 8, 2014